UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2004

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2004, the Registrant granted Charles E. Peters, Jr. an incentive stock option to purchase 32,624 shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”) and a non-qualified stock option (together with the incentive stock option, the “Options”) to purchase 317,376 shares of Common Stock, each at an exercise price of $12.26 per share. The Options were granted pursuant to, and are subject to the terms and conditions of, the Registrant’s 1999 Stock Option and Incentive Plan. The options vest as to 25% of the shares in one year from date of grant and 6.25% of the shares on the first day of each subsequent three month period following the first anniversary of the date of grant. Upon a change in ownership of the Registrant of greater than 50% of its outstanding shares (a “Change of Control”) and in the event that Mr. Peters is terminated, either involuntarily or constructively as a result of the Change of Control, 100% of the unvested Options shall vest and become immediately exercisable. Any involuntary termination shall be considered a result of a Change of Control if (a) it occurs within twelve months of the transaction resulting in the Change of Control and (b) it is not for cause. Constructive termination shall be deemed to have occurred if within twelve months of the transaction resulting in the Change of Control the following conditions exist: (1) the combined company diminishes Mr. Peters responsibilities and authority, or reduces the rate of Mr. Peters compensation (including the target level of bonus or incentive compensation and stock options for which Mr. Peters is eligible), in either case as compared with Mr. Peters responsibilities and authority or rate of compensation, as the case may be, in effect immediately preceding the Change of Control; or (2) Mr. Peters is required to work in an office that is more than 50 miles from the current location; and (3) within ninety days following such diminution, reduction or required relocation, Mr. Peters resigns from his employment with the Registrant.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 30, 2004, Kevin B. Thompson resigned as the Registrant’s Executive Vice President, Chief Financial Officer and Treasurer, and the Registrant appointed Charles E. Peters, Jr. to serve as its Executive Vice President and Chief Financial Officer. The Registrant executed an offer letter dated August 16, 2004 (the “Offer Letter”) with Mr. Peters. The Offer Letter provides that Mr. Peters will receive an initial annual salary of $275,000. In addition, Mr. Peters is eligible to participate in the Registrant’s Executive Variable Compensation Plan (the “EVC Plan”) pursuant to which he will have a target bonus of $200,000 per year. To facilitate his relocation, Mr. Peters is guaranteed a bonus of at least $50,000 under the EVC Plan for the fiscal year ending February 28, 2005. The Offer Letter also provides for reimbursement of certain costs and expenses in connection with Mr. Peters’ relocation. In addition, the Offer Letter provides that, subject to the approval of the Registrant’s Board of Directors, Mr. Peters will be granted an option to purchase 350,000 shares of the Registrant’s common stock pursuant to the Registrant’s 1999 Stock Option Plan. Mr. Peters may elect to reduce the number of shares subject to options that he will receive in exchange for shares of restricted stock. Subject to the approval of the Registrant’s Board of Directors, Mr. Peters is eligible to receive an annual grant of an option to purchase 140,000 shares of the Registrant’s common stock. Finally, the Offer Letter provides that, subject to the approval of the Registrant’s Board of Directors, upon a change of control (as defined in the Offer Letter) of the Registrant and in the event that Mr. Peters’ employment is involuntarily terminated for reasons other than for cause or constructively terminated (as defined in the Offer Letter) as a result of such change of control, all of the unvested options held by Mr. Peters will immediately vest and become exercisable.

Prior to joining the Registrant, Mr. Peters, age 53, served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003.

Item 7.01. Regulation FD Disclosure

On September 2, 2004, the Registrant issued a press release announcing Mr. Peters’ appointment. A copy of such press release is attached hereto as Exhibit 99.1. The information furnished in this report pursuant to Item 7.01, Regulation FD Disclosure, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: September 2, 2004	By:	/s/ Matthew J. Szulik
Matthew J. Szulik President, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 2, 2004